As filed with the Securities and Exchange Commission on December 17, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONN’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1672840
(State of Incorporation)	(I.R.S. Employer Identification No.)

3295 College Street, Beaumont, Texas 77701

(Address of principal executive offices) (zip code)

AMENDED AND RESTATED 2003 INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

Thomas J. Frank, Sr.

Chairman of the Board and Chief Executive Officer

Conn’s, Inc.

3295 College Street

Beaumont, Texas 77701

(409) 832-1696

(Name, address and telephone number, including area

code, of agent for service)

Copies to: Thomas W. Hughes D. Forrest Brumbaugh Winstead Sechrest & Minick P.C. 5400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270 (214) 745-5400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Amended and Restated 2003 Incentive Stock Option Plan Common Stock, $.01 par value per share	2,559,767	$14.50	$37,116,621.50	$3,002.74

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional shares that may be issued pursuant to the anti-dilution provisions of the employee benefit plan described herein.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the Common Stock of Conn’s, Inc., as reported on the Nasdaq Stock Market on December 16, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Conn’s, Inc. (the “Registrant”) incorporates by reference into this registration statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)	The prospectus filed by the Registrant on November 25, 2003, pursuant to Rule 424(b)(4) of the Securities Act of 1933, in connection with the Registrant’s registration statement on Form S-1 (No. 333-109046);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the prospectus referred to in (a) above; and

(c)	The description of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), contained in the Registrant’s registration statement on Form 8-A (No. 000-50421) filed with the Commission on October 10, 2003, including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities being offered pursuant to this registration statement has been passed upon for the Registrant by Winstead Sechrest and Minick P.C.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorney’s fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action to which such persons are a party or are threatened to be made a party by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The Registrant’s certificate of incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102 of the DGCL, Article VII of the Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (1) for breaches of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for the unlawful payment of dividends or unlawful stock purchases or redemption under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains directors and officer’s liability insurance for the benefit of its directors and certain of its officers and has entered into indemnification agreements for the benefit of its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s registration statement on Form S-1 (No. 333-109046)).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Registrant’s registration statement on Form S-1 (No. 333-109046)).

4.3	Specimen of certificate for shares of Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 on Form S-1 (No. 333-109046)).

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the securities being registered (filed herewith).

23.1	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (filed herewith).

24.1	Power of Attorney (included on the signature page hereof).

99.1	Amended and Restated 2003 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s registration statement on Form S-1 (No. 333-109046)).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaumont, State of Texas on December 17, 2003.

CONN’S, INC.

By:	/s/ THOMAS J. FRANK, SR.

Thomas J. Frank, Sr. Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the Registrant hereby constitutes and appoints Thomas J. Frank, Sr. and C. William Frank, and each of them, his true and lawful attorneys-in-fact to sign on his behalf, as a director or officer, as the case may be, of the Registrant, this registration statement for the purpose of registering under the Securities Act of 1933, as amended, shares of the Registrant’s common stock, par value, $.01 per share, issuable pursuant to the Amended and Restated 2003 Incentive Stock Option Plan, for him and in his name, place and stead, any or all amendments and any or all post-effective amendments to the registration statement whether on Form S-8 or otherwise, and all other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 17, 2003.

SIGNATURE	TITLE

/s/ THOMAS J. FRANK, SR. Thomas J. Frank, Sr.	Chairman of the Board and Chief Executive Officer

/s/ C. WILLIAM FRANK C. William Frank	Executive Vice President and Chief Financial Officer

/s/ MARVIN D. BRAILSFORD Marvin D. Brailsford	Director

/s/ JON E.M. JACOBY Jon E.M. Jacoby	Director

/s/ BOB L. MARTIN Bob L. Martin	Director

/s/ DOUGLAS H. MARTIN Douglas H. Martin	Director

/s/ WILLIAM T. TRAWICK William T. Trawick	Director

/s/ THEODORE M. WRIGHT Theodore M. Wright	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s registration statement on Form S-1 (No. 333-109046)).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Registrant’s registration statement on Form S-1 (No. 333-109046)).

4.3	Specimen of certificates for shares of Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 on Form S-1 (No. 333-109046)).

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the securities being registered (filed herewith).

23.1	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (filed herewith).

24.1	Power of Attorney (included on the signature page hereof).

99.1	Amended and Restated 2003 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s registration statement on Form S-1 (No. 333-109046)).